UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
May 21, 2007 (May 15, 2007)
Date of Report (Date of earliest event reported)
SUPERIOR WELL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51435 (Commission File Number)	20-2535684 (IRS Employer Identification Number)
1380 Rt. 286 East. Suite #121
Indiana, Pennsylvania 15701
(Address of principal executive offices including zip code)
(724) 465-8904
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On May 17, 2007, the Board of Directors (the “Board”) of Superior Well Services, Inc. (the “Company”) appointed Thomas W. Stoelk, the Company’s current Vice President and Chief Financial Officer, to serve as the Company’s Principal Accounting Officer. The Board also appointed Scott E. Whetsell to serve as the Company’s Controller. Mr. Whetsell, in his capacity as Controller, will report directly to, and will be under the direct supervision of, Mr. Stoelk. The appointments of Mr. Stoelk and Mr. Whetsell were in response to a voluntary request on May 15, 2007 by Fred E. Kistner, the Company’s former Principal Accounting Officer and Controller, to reduce his duties and responsibilities as Vice President and to no longer serve as the Company’s Principal Accounting Officer and Controller in anticipation of his eventual retirement.
     Mr. Stoelk has served as Vice President and Chief Financial Officer of the Company since June 2005. Prior to joining the Company in 2005, Mr. Stoelk served as Senior Vice President and Chief Financial Officer of Great Lakes Energy Partners, LLC, an independent oil and gas producer, since its inception in 1999. From 1994 to 1999, Mr. Stoelk served as Chief Financial Officer of Range Resources Corporation, an independent oil and gas producer listed on the New York Stock Exchange. Mr. Stoelk is a Certified Public Accountant and was a Senior Manager with Ernst & Young LLP prior to joining Range Resources Corporation. Mr. Stoelk holds a Bachelor of Science degree in industrial administration from Iowa State University.
     Mr. Kistner will retain the title of Vice President and will be required to devote only 60% of his business time and efforts to the business and affairs of the Company. In connection with his reduced responsibilities, Mr. Kistner’s employment agreement with the Company was amended effective as of May 17, 2007 to provide for a base salary of $73,200 (60% of his former base salary) and to proportionately reduce his vacation and severance benefits.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR WELL SERVICES, INC. (Registrant)
/s/ THOMAS W. STOELK
Thomas W. Stoelk
Vice President & Chief Financial Officer

Dated: May 21, 2007